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                                                                     Exhibit 2.6

                 [Letterhead of Orient-Express Hotels Ltd.]



                                                      August 1, 2000

Sea Containers Ltd.
41 Cedar Avenue
Hamilton HM EX
Bermuda


                             RE: INDEMNITY AGREEMENT

Dear Sirs:

We understand that several holders of your 10 3/4% Senior Notes due 2006, 7 7/8% Senior Notes due 2008, 10 1/2% Senior Notes due 2003 and 9 1/2% Senior Notes due 2003 (together with your 12 1/2% Senior Subordinated Debentures due 2004, the "Notes") have informed Sea Containers that they are of the belief that the proposed initial public offering of our common shares pursuant to the registration statement on Form S-1 (333-12030) and amendments thereto (the "IPO") and the spinoff by Sea Containers to its shareholders of those shares of Orient-Express Hotels owned by it after the IPO (the "Spinoff"), will violate the covenants of the indentures pursuant to which the Notes are issued (the "Indentures"). These holders have threatened to declare a default under the Indentures and to pursue their rights in litigation. Any declaration of default, legal proceedings or other claim or action by or on behalf of the holders of Notes arising from the IPO or any Spinoff is herein referred to as a "Potential Action".

As protection for Orient-Express Hotels against any Potential Action, Sea Containers agrees to indemnify and hold harmless Orient-Express Hotels Ltd., its directors, each of its officers and all of its subsidiaries from and against any and all losses, claims, damages or liabilities, relating to or arising out of any Potential Action (including without limitation the costs and expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, action or proceeding arising therefrom).


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                                       2

This indemnity does not extend to any third party, including without limitation any shareholder of Orient-Express Hotels, and applies only with respect to a Potential Action which occurs or is made or asserted within one year after the date hereof. This indemnity may not be amended, waived or terminated except with the vote of all of the independent directors of Orient-Express Hotels.

Please acknowledge your agreement to the foregoing by signing and returning a copy of this letter to the undersigned.


                                          Very truly yours,
                                          Orient-Express Hotels Ltd.




                                          By: /s/ Simon M. C. Sherwood
                                              ---------------------------------
                                                     President

Accepted and agreed as of the
date first written above:

Sea Containers Ltd.




By: /s/ James B. Sherwood
    -------------------------------
       President